Exhibit 10.2

IBM SUPPLEMENTAL EXECUTIVE RETENTION PLAN

Effective July 1, 1999

(As Amended Through February 17, 2006)

A. Construction	31
B. Severability	31
C. Titles and Headings Not to Control	31
D. Complete Statement of Plan	32
E. Booklets and Brochures	32
Article 19 – Situs of Plan; Governing Law	32
Appendix C – Heritage PwCC Partner Plan	33

ARTICLE 1 - Purpose

International Business Machines Corporation, a New York corporation, has established the IBM Supplemental Executive Retention Plan (the “SERP” or the “Plan”) with the intention of attracting and retaining executives whose skills and talents are important to IBM’s operations by providing a monthly post-employment income that supplements benefits under the IBM Personal Pension Plan.

ARTICLE 2 - Definitions

a.                                  Actuarial Equivalent - when comparing a benefit differing in time, period or manner of payment from another benefit, having the same value (as of the relevant Annuity Commencement Date unless otherwise specified in the Plan) as determined by the Plan Administrator based on the actuarial assumptions specified under the term “Actuarial Equivalent” in Section 2.1 of the IBM Personal Pension Plan.

b.                                 Annuity Commencement Date - the first day of the month following a Participant’s termination of employment with IBM and members of the IBM controlled group within the meaning of Section 414(b) of the Internal Revenue Code, which is the date as of which SERP Benefits commence.

c.                                  Beneficiary - a person who is designated by a Participant or by the terms of the Plan to receive a SERP Benefit under the Plan in respect of a deceased Participant.  A Beneficiary shall not be considered a Participant by virtue of this definition.

d.                                 Benefit Service - an Executive’s Continuous Service while a Regular Employee or a Leave of Absence Employee and while accruing benefits under the IBM Personal Pension Plan or any predecessor plan, rounded to the next completed month, except that Benefit Service shall not exceed 35 years and shall not include periods of Continuous Service that occur prior to the latest date of hire or rehire with IBM except as provided in ARTICLE 6 hereof.

e.                                  Board - the Board of Directors of IBM.

f.                                    Choice 1 Employee - an individual who is defined as a Choice 1 Employee under the IBM Personal Pension Plan.

g.                                 Compensation - salary and recurring payments under any form of variable compensation plan (such as the Variable Pay Program and the Annual Incentive Program but not any Long-Term Incentive Plan) in the Plan Year when earned, even if such amounts are paid after the Participant terminates employment. Compensation includes additional compensation, including but not limited to payments for nonscheduled workdays, overtime and shift premium.

Effective on or after July 1, 1999, for a Participant who is a Sales Executive assigned commission targets (or similar results-based compensation targets, as designated by the Company), and effective on and after January 1, 2000 for any other Participant assigned commission targets (or similar results-based compensation targets, as designated by the Company), Compensation shall equal the sales plan target commission established for such a Participant based on the respective incentive plan payout tables, and is credited monthly on a pro rata basis.

Neither separation allowances, special termination incentives, payments under any individually-negotiated separation arrangement, special awards, cash in lieu of accrued unused vacation, nor deferred and accrued vacation payments to terminating Employees shall be considered Compensation. Compensation shall include only such additional items as are specifically approved by the Committee.

Otherwise eligible compensation deferred or reduced under the provisions of Section 125, 129, 132(f)(4), or 401(k) of the Internal Revenue Code and amounts deferred under the IBM Executive Deferred Compensation Plan, or any predecessor or successor plan thereto (in the year the amounts are deferred instead of being paid) are included in this definition.

Compensation shall not include amounts paid under the LTD Plan.

h.                                 Continuous Service - service that is defined as Continuous Service under the IBM Personal Pension Plan except as provided in ARTICLE 6 hereof.

i.                                     Domestic Partner - an individual who is defined as the Domestic Partner of a Participant under the IBM Personal Pension Plan.

j.                                     Domestic Subsidiary - a Subsidiary organized and existing under the laws of the United States or any state, territory or possession thereof, provided, however, that the Plan shall not be deemed to cover the employees of any Domestic Subsidiary unless so authorized by the chief human resources officer of IBM.

k.                                  Early Retirement Date - a date that is defined as an Early Retirement Date under the IBM Personal Pension Plan.

l.                                     Eligibility Service - an Executive’s Continuous Service while a Regular Employee or a Leave of Absence Employee, truncated to years and completed months, except that Eligibility Service shall not include periods of Continuous Service that occur prior to the latest date of hire or rehire with IBM except as provided in ARTICLE 6 hereof.

m.                               ERISA - the Employee Retirement Income Security Act of l974, as amended from time to time.

n.                                 Executive - a Regular Employee who is classified as an Executive in the sole discretion of the Company’s chief human resources officer.

o.                                 Executive Compensation and Management Resources Committee (also, the “Committee”) - the Executive Compensation and Management Resources Committee of the Board or such other persons or group as said Board may appoint to serve as the Committee.

p.                                 IBM or Company - International Business Machines Corporation and its Domestic Subsidiaries, excluding foreign offices of IBM except as otherwise provided in these Articles.

q.                                 IBM Personal Pension Plan - the Plan which amends and restates the terms of the IBM Retirement Plan effective as of January 1, 1995.

r.                                    IBM Retirement Plan - the retirement plan established by IBM pursuant to a resolution of its Board effective December l8, l945, as amended from time to time which was amended and superseded by the IBM Personal Pension Plan.

s.                                  Leave of Absence Employee - an individual who commences a leave of absence granted under IBM’s various leave programs then in effect, who is a Regular Employee immediately before such leave of absence and who resumes the status of a Regular Employee for at least 30 consecutive days immediately following the completion of the leave of absence.  An individual who is on a bridge leave is not a Leave of Absence Employee.

t.                                    Non-U.S. Service - service with a Subsidiary other than a Domestic Subsidiary or with a branch of IBM or of a Domestic Subsidiary that operates principally outside the United States, its territories or possessions.

u.                                 Normal Retirement Date - the date that is defined as the Normal Retirement Date under the IBM Personal Pension Plan.

v.                                 Offset Amount - the annual single life annuity described in Section A of ARTICLE 8.

w.                               Participant - an Executive who meets the requirements of ARTICLE 3, or a former Executive who is receiving SERP Benefits pursuant to the provisions of the Plan.  A Participant in the Plan shall not be deemed a participant in any Plan amendment nor have standing to make a claim for benefits under any Plan amendment except to the degree any such amendment specifically grants benefits to such Participant.

x.                                   Pay - (i) the annual average of the Participant’s Compensation during the last 60 months in which Continuous Service is earned, or (ii) the highest annual average of the Participant’s Compensation during any five consecutive calendar years in which Continuous Service is earned, whichever is greater.

y.                                 Pay Threshold - $250,000; provided that effective January 1, 2000 and each subsequent January 1, the Pay Threshold in effect on the preceding December 31 shall be increased by 5%, rounded to the nearest $100. The Pay Threshold described in the preceding sentence may be increased by any additional amount, and effective as of any date, by IBM’s chief human resources officer in his or her sole discretion.

z.                                   Personal Pension Account - the account that is defined as the Personal Pension Account under the IBM Personal Pension Plan.

aa.                            Plan Administrator - a person or a committee appointed pursuant to ARTICLE 4 which shall be responsible for overseeing reporting, disclosure, record keeping, claims review and related administrative matters under the Plan.  If a committee is appointed to serve as the Plan Administrator, any one of the members of the committee may act individually on behalf of the committee to fulfill the committee’s duties as Plan Administrator.

ab.                           Plan Year - the calendar year.

ac.                            Prior Plan - the IBM Supplemental Executive Retirement Plan as in effect on June 30, 1999, a copy of which is appended as APPENDIX B and which remains in effect only as described in APPENDIX A.

ad.                           Regular Employee - an employee who is defined as a Regular Employee under the IBM Personal Pension Plan.

ae.                            SERP Benefit - a single payment or series of monthly payments made or due under the Plan.

af.                              Spouse - a person who, on the earlier of (i) the date of the Participant’s death while employed by IBM or (ii) the Participant’s Annuity Commencement Date, is the husband or wife of a Participant, according to the marriage laws of the state (or country) of the Participant’s domicile.

ag.                           Subsidiary - a corporation, or other form of business organization, the majority interest of which is owned, directly or indirectly, by IBM.

ARTICLE 3 - Coverage and Effect

A.                                   This Plan amends and restates the terms of the Prior Plan, effective as of July 1, 1999.  A Regular Employee who is an Executive employed by IBM on the United States payroll, and whose Pay after June 30, 1999 equals or exceeds the Pay Threshold shall be a Participant in the Plan.  A Regular Employee who is described in APPENDIX C (relating to certain former partners of PwC) shall also be a Participant in the Plan, but such a Regular Employee’s SERP Benefits under the Plan shall be described solely in APPENDIX C.

B.                                     Notwithstanding any other provision to the contrary, effective on and after May 1, 2004, an individual shall not be entitled to a SERP Benefit unless the individual would otherwise be entitled to a SERP Benefit under the terms of the Plan or any applicable appendix, and:

(1)                                  The individual is a former Executive who is receiving a SERP Benefit as of April 30, 2004 pursuant to the provisions of the Plan, or is a Participant who received a SERP Benefit that is suspended as of May 1, 2004 under ARTICLE 10,

(2)                                  The individual is entitled to a SERP Benefit under APPENDIX A and B, or C, or

(3)                                  The individual (a) is an Executive throughout the period commencing on April 30, 2004 and ending on his or her termination of employment with IBM, and (b) has Pay as of December 31, 2003 of at least $319,100, or has an annualized base salary and target incentive compensation as of May 1, 2004 of at least $319,100.

C.                                     Notwithstanding any other provision to the contrary other than the last paragraph of ARTICLE C5.A. (relating to the PwC SERP Participants with Prior C&L Legacy Annual SERP Benefits under Exhibit II), effective as of the close of business on December 20, 2005:

(1)                                  No individual shall accrue any SERP Benefits under the Plan after December 31, 2007.  Thus, no individual shall experience an increase or decrease in any SERP Benefit he or she had already earned or accrued under the Plan as of December 31, 2007, except as provided in this paragraph.   The amount of an individual’s SERP Benefit shall be determined without regard to any change after December 31, 2007, in the individual’s Pay, the individual’s service, the Pay Threshold, the Earnings Threshold or the Breakpoint, provided, however, that any change in the individual’s age and service shall be taken into account for purposes of determining the individual’s eligibility to receive a SERP Benefit.  An individual is not considered to experience an increase or decrease in any SERP Benefit for purposes of this paragraph merely because the SERP Benefit (including the determination of any offset for the benefit payable under the IBM Personal Pension Plan) is adjusted because of the time or form of payment.  Notwithstanding the foregoing, an individual’s SERP Benefit on or after January 1, 2008, may decrease to the extent that the offset for benefits under the IBM Personal Pension Plan is increased because of additional accruals under the IBM Personal Pension Plan after December 31, 2007.  Notwithstanding the third sentence of this A., if a Participant’s SERP Benefit is determined under ARTICLE 8, the amount of the Participant’s SERP Benefit shall not be less than what the SERP Benefit would be if the Participant’s Pay, the Participant’s Benefit Service, and the Pay Threshold were equal to the Participant’s Pay, the Participant’s Benefit Service, and the Pay Threshold on December 31, 2006.

(2)                                  If the SERP Benefit begins to be paid during 2006, the Pay Threshold shall be $386,100 and if the SERP Benefit begins to be paid after 2006, the Pay Threshold shall be $405,400.  With respect to the formula in APPENDIX B, if the SERP Benefit begins to be paid during 2006, the Breakpoint shall be $296,600 and the Earnings Threshold shall be $160,000, and if the SERP Benefit begins to be paid after 2006, the Breakpoint shall be $311,400 and the Earnings Threshold shall be $160,000.

ARTICLE 4 - Management and Administration

The Plan may be amended from time to time for any purpose permitted by law or terminated at any time by written resolution of the Board or the Committee, but only if the Committee’s action is not materially inconsistent with a prior action of the Board.  The authority to amend or terminate the Plan shall include the authority to amend the procedure for amending or terminating the Plan and the authority to amend or terminate any related instrument or agreement.

The following persons and groups of persons shall severally have the authority to control and manage the operation and administration of the Plan as herein delineated:  (a) the Board, (b) the Committee, (c) IBM’s chief human resources officer, and (d) the Plan Administrator and each person on any committee serving as the Plan Administrator.  Each person or group of persons shall be responsible for discharging only the duties assigned to it by the terms of the Plan.

The Board shall be responsible only for designating those persons who will serve on the Committee and for approving any resolution to terminate the Plan.

The Committee may, pursuant to a duly adopted resolution, delegate to IBM’s chief financial officer, chief human resources officer, or Treasurer, the Plan Administrator and/or any other officer or employee of IBM, authority to carry out any decision, directive or resolution of the Committee.

The Committee shall appoint one or more executives employed by IBM to serve as Plan Administrator or as a committee to fulfill the function of Plan Administrator.  The Plan Administrator shall have the full power and authority, in its sole discretion: (a) to promulgate and enforce such rules and regulations as it shall deem necessary or appropriate for the administration of the Plan; (b) to adopt any amendments to the Plan that are required by law; (c) to interpret the Plan consistent with the terms and intent thereof; (d) to resolve any possible ambiguities, inconsistencies and omissions in the Plan; and (e) to determine eligibility for SERP Benefits and the form, amount, and timing of SERP Benefits in accordance with the provisions of the Plan.  All such actions shall be conclusive provided they are in accordance with the terms and intent of the Plan and the Plan Administrator shall on a regular basis report such actions to the Committee.  Additionally, IBM’s chief human resources officer shall appoint and designate such other IBM employees as may be needed to provide adequate staff services to the Committee and the Plan Administrator.

The Committee and/or the Plan Administrator may engage the services of accountants, attorneys, actuaries, consultants and such other professional personnel as they deem necessary or advisable to assist them in fulfilling their responsibilities under the Plan.  The Committee, the Plan Administrator, and their delegates and assistants shall be entitled to act on the basis of all tables, valuations, certificates, opinions and reports furnished by such professional personnel.

To the maximum extent permitted by IBM’s by-laws, IBM shall indemnify each member of the Committee, the Plan Administrator, and each director, officer, and employee or agent of the Company against any expenses and liabilities that such person may incur as a result of any act or failure to act, in good faith, by such person in relation to the Plan.

ARTICLE 5 - Claims Procedure

IBM’s Executive Compensation Department is responsible for advising Participants and Beneficiaries of their SERP Benefits under the Plan.  If a Participant or Beneficiary or putative Participant or Beneficiary believes he or she is entitled to SERP Benefits and has not received them, the Participant or Beneficiary must submit a written claim to the Executive Compensation Department, IBM Corporation, New Orchard Road, Armonk, New York 10504.  If the claim is wholly or partially denied, the Executive Compensation Department shall furnish to the claimant a written decision setting forth the Executive Compensation Department’s decision within 90 days after receipt of the claim (or 180 days, if an extension is required).

If the Executive Compensation Department denies a claim for SERP Benefits in whole or in part, the claimant may appeal the denial of the claim in writing within 60 days of receiving the Executive Compensation Department’s written decision.  If the claim denial is timely appealed, the Plan Administrator shall conduct a full and fair review of the claim.  The decision of the Plan Administrator shall be made not later than 60 days (or 120 days, if an extension is required) after the receipt of the appeal.

ARTICLE 6 - Service Credit

A.                                   Non-U.S. Service.  Non-U.S. Service will be deemed as Benefit Service and Eligibility Service; provided, that such Non-U.S. Service immediately precedes service as a Regular Employee, and that such Non-U.S. Service ended and such subsequent service as a Regular Employee started before July 1, 1999; and further provided, that a Participant with such Non-U.S. Service not immediately preceded by Continuous Service with IBM must, before credit for such Non-U.S. Service is given, complete one year of Continuous Service as a Regular Employee subsequent to such Non-U.S. Service.

B.                                     Service Credit for Leaves of Absence.

(1)               Leave of Absence.  An individual who commences a leave of absence granted under IBM’s various leave program practices then in effect, and who is a Regular Employee immediately before such leave of absence, but who does not resume the status of a Regular Employee for at least 30 consecutive days immediately following the completion of the leave of absence (and, therefore, is not a Leave of Absence Employee):

(a)          shall not be credited with Benefit Service or Eligibility Service for the Continuous Service completed while a Regular Employee subsequent to such leave of absence, and

(b)         shall not be eligible for a SERP Benefit unless such individual was eligible for a SERP Benefit when such leave commenced.

(2)               Military Leave.

A Participant who commences a leave for the purpose of qualified military service as that term is defined by Section 414(u) of the Internal Revenue Code and who returns to employment within the time period specified by said Section and otherwise meets the requirements of said Section and of the Plan shall be deemed for all Plan purposes as having been a Regular Employee throughout the period of qualified military service and to have received Compensation during the leave at the rate in effect immediately before the military leave began.

ARTICLE 7- Eligibility for SERP Benefits

A Participant shall be eligible for a SERP Benefit only if the Participant is an Executive on his or her date of termination with IBM, the Participant has Pay in excess of the Pay Threshold on his or her date of termination with IBM, a forfeiture under ARTICLE 11 does not occur, and either:

A.                                   The Participant’s employment with IBM terminates for any reason other than cause on a date after the Participant has completed five years of Eligibility Service and has attained age 60; or

B.                                     The Participant’s employment with IBM terminates on a date after the Participant has completed 15 years of Eligibility Service and has attained age 55, and either:

(1)                                  The Participant’s employment terminates because of the Participant’s total and permanent disability (as determined in accordance with the terms of the IBM Long-Term Disability Plan, as amended from time to time); or

(2)                                  Approval is granted at the discretion of:

(a)          the Board, in the case of the two highest paid officers of IBM,

(b)         the Committee and the Chairman and Chief Executive Officer of IBM, in the case of any other officer of IBM, and

(c)          the chief human resources officer and any other approvals required by the Chairman’s and Chief Executive Officer’s delegated powers matrix, in all other cases.

ARTICLE 8 - SERP Benefits

A.                                   Formula.

The Participant’s annual SERP Benefit, when expressed as a single life annuity commencing as of the first day of the month next following the Participant’s termination of employment, shall be calculated as follows:

(1)                                  1% times Pay up to the Pay Threshold for the year of termination times the number of years of Benefit Service; plus

(2)                                  2.5% times Pay in excess of the Pay Threshold for the year of termination times the number of years of Benefit Service.

There shall be offset from the amount calculated in (1) and (2), an Offset Amount.  The Offset Amount shall be the annual single life annuity the Participant is entitled to receive under the IBM Personal Pension Plan beginning on the Annuity Commencement Date.  Notwithstanding the preceding sentence, in the case of a Choice 1 Employee who elected under Section 17.3 of the IBM Personal Pension Plan to have a Personal Pension Account, the Offset Amount shall be the single life annuity the Participant would have been entitled to receive under the IBM Personal Pension Plan beginning on the Annuity Commencement Date if such Participant had elected under Section 17.3 of the IBM Personal Pension Plan not to have a Personal Pension Account.  For purposes of determining the Offset Amount, the single life annuity will be calculated based on what the Participant’s benefit under the IBM Personal Pension Plan would have been if the Participant had not received any distributions from the IBM Personal Pension Plan before the Annuity Commencement Date.

In no event shall the SERP Benefit (before taking into account the Offset Amount) exceed 65% times Pay times a fraction the numerator of which is the number of years and completed months of the Participant’s Benefit Service and the denominator of which is 35.

In no event shall the SERP Benefit be less than what the SERP Benefit would be if the Participant’s Pay, the Participant’s Benefit Service, and the Pay Threshold were equal to the Participant’s Pay, the Participant’s Benefit Service, and the Pay Threshold on the December 31 preceding the Participant’s termination of employment.

B.                                     Reduction for SERP Benefits Payable Prior to Age 60.

If the Participant’s Annuity Commencement Date is on or after his or her 60th birthday, the Participant’s SERP Benefit when paid in the form of a single life annuity, shall be equal to the SERP Benefit calculated in accordance with Section A of this ARTICLE 8.

If the Participant’s Annuity Commencement Date is before his or her 60th birthday, the Participant’s SERP Benefit, as calculated in the form of a single life annuity and before adjustment for the Offset Amount described in Section A of this ARTICLE 8, shall be reduced by ½ of 1% for each month that the Annuity Commencement Date precedes age 60.

C.                                     Form and Method of Payment.

A Participant may elect to be paid under any annuity form of payment described in Section 12.2(c)(1),(2), or (3) of the IBM Personal Pension Plan.  Any such election must be made in the manner and form prescribed by IBM’s Executive Compensation Department.  Each form of payment shall be the Actuarial Equivalent of a single life annuity payable to the Participant in accordance with this ARTICLE 8.

Payment of the SERP Benefit shall be made monthly as of the first day of the month beginning with the month following the month in which the Participant terminates employment with IBM.

D.                                    Effective Date of Election.  Any election under this ARTICLE 8 shall be effective on the Participant’s Annuity Commencement Date.  The death of a survivor annuitant before the Participant’s Annuity Commencement Date automatically revokes any such election.  The death of a survivor annuitant on or after the Participant’s Annuity Commencement Date does not revoke the Participant’s election.

E.                                    Revocation of Election.  A Participant may revoke an election he or she has made under this ARTICLE 8 at any time before the Participant’s Annuity Commencement Date.  In order to be effective, any such revocation must be received by IBM’s Executive Compensation Department before the Annuity Commencement Date and must be made in the manner and form prescribed by IBM’s Executive Compensation

Department.  A timely revocation of an election shall only become effective upon receipt by IBM’s Executive Compensation Department.

If a Participant revokes an election of an alternative form of payment, the Participant’s form of payment shall automatically revert to the default form of payment prescribed by this ARTICLE 8.  After revoking an election, the Participant may elect an alternative form of payment in accordance with this ARTICLE 8; however, in order to become effective, the Participant’s election of an alternative form of payment must be received by IBM’s Executive Compensation Department before the Participant’s Annuity Commencement Date.

F.                                      SERP Benefit for Disabled Participants.  The SERP Benefit for a Participant who becomes totally and permanently disabled (as determined in accordance with the terms of the IBM Long-Term Disability Plan, as amended from time to time) shall be based on the Participant’s Benefit Service, the Participant’s Pay, and the Pay Threshold as of the date such Participant starts receiving benefits under the IBM Long-Term Disability Plan and on the Offset Amount calculated as of the Participant’s Annuity Commencement Date.  For purposes of determining such a Participant’s Annuity Commencement Date, such a Participant shall be treated as an Executive (and may not receive SERP Benefits) until the date such Participant ceases receiving disability benefits under the IBM Long-Term Disability Plan.

ARTICLE 9 - Preretirement Survivor Annuity

A preretirement survivor annuity shall be payable only to the Spouse or Domestic Partner of a Participant who dies before his or her Annuity Commencement Date, but who, on the date of death, has a Spouse or Domestic Partner and who, on the date of death, has completed 15 years of Eligibility Service and has attained age 55, or has completed five years of Eligibility Service and has attained age 60.  The preretirement survivor annuity shall be the survivor annuity that the Participant’s Spouse or Domestic Partner would have received under the Plan had the Participant terminated employment on his or her date of death with a 50% joint and survivor annuity in effect in accordance with the provisions of ARTICLE 8.  The Spouse or Domestic Partner shall begin receiving the preretirement survivor annuity as of the first day of the month next following the Participant’s date of death, unless the Spouse or Domestic Partner elects to defer receiving the preretirement survivor annuity until the first day of any subsequent month, but not later than the first day of the month next following the date the Participant would have attained age 60, had the Participant lived.  If the Spouse or Domestic Partner elects to defer the preretirement survivor annuity, the reduction for SERP Benefits payable prior to age 60 in Section B of ARTICLE 8 shall be based on such deferred commencement date.

ARTICLE 10 - Suspension of SERP Benefits for Re-Employed Participants

If a Participant who has previously terminated employment and is receiving SERP Benefits pursuant to the Plan is re-employed by IBM, any SERP Benefit otherwise payable to the Participant shall be suspended during the period of reemployment.  When the reemployed Participant subsequently terminates employment, the Participant shall receive, at the Participant’s election, either:

A.                                   A SERP Benefit based on (1) the amounts used as the Participant’s Benefit Service, the Participant’s Pay and the Pay Threshold to calculate the suspended SERP Benefit as of the date the Participant previously terminated employment, and (2) the Offset Amount as of the date the Participant subsequently terminates employment.  This net SERP Benefit shall be adjusted for early commencement and form of payment in accordance with Sections B and C of ARTICLE 8 in the same manner, and be payable in the same form, as the suspended SERP Benefit; or

B.                                     The SERP Benefit the Participant is eligible to receive under the terms of the Plan in effect on the date the Participant’s subsequent employment with IBM ceases, based on the Participant’s Pay, Benefit Service and Eligibility Service and the Pay Threshold as of that date, but reduced by the Actuarial Equivalent of any SERP Benefit paid before the Participant’s reemployment.

ARTICLE 11 - Forfeiture

A.                                   Detrimental Activities.  A Participant shall not engage in any “Detrimental Activity.”  For purposes of this ARTICLE 11, “Detrimental Activity” shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with IBM, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of IBM; (ii) the disclosure to anyone outside IBM, or the use in other than the Company’s business, without prior written authorization from IBM, of any confidential information or material, as defined in the Company’s Agreement Regarding Confidential Information and Intellectual Property, relating to the business of IBM, acquired by the Participant either during or after employment with IBM; (iii) the failure or refusal to disclose promptly and to assign to IBM, pursuant to the Company’s Agreement Regarding Confidential Information and Intellectual Property, all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by IBM, relating in any manner to the actual or anticipated business, research or development work of IBM or the failure or refusal to do anything reasonably necessary to enable IBM to secure a patent where appropriate in the United States and in other countries; (iv) activity that results in termination of the Participant’s employment for cause; (v) a violation of any rules, policies, procedures or guidelines of IBM, including but not limited to the Company’s Business Conduct Guidelines; (vi) any attempt directly or indirectly to induce any employee of IBM to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of IBM; (vii) the Participant being convicted of, or entering a guilty plea with respect to, a crime, whether or not connected with IBM; or (viii) any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of IBM.

B.                                     Forfeiture and Rescission.  Upon termination of employment, and from time to time thereafter upon request by the Plan Administrator, a Participant shall certify in a form and manner acceptable to the Plan Administrator that he or she is in compliance with the terms and conditions of the Plan.  Failure to comply with the provisions of this ARTICLE 11 prior to termination of employment or prior to receipt of any SERP Benefit payment hereunder shall cause the forfeiture of all SERP Benefits even if the failure to comply is not discovered until SERP Benefits have commenced.  Failure to comply with the provisions of this ARTICLE 11 after SERP Benefits have commenced hereunder shall cause any such payments to be rescinded from the point in time when the conduct which led to the failure to comply occurred.  The Plan Administrator shall notify the Participant in writing of any such rescission, and within ten days after receiving a notice of rescission from IBM, the Participant shall pay to IBM in cash the amount of any payment that has been rescinded in accordance with this ARTICLE 11.

ARTICLE 12 - Information For SERP Benefit Calculations

Any delay in receiving from a Participant or Beneficiary information requested by the Company’s Executive Compensation Department, including but not limited to information regarding a Participant’s Spouse, Domestic Partner or other factors necessary for the calculation of SERP Benefits, shall result in the SERP Benefits payable being based initially on the information then available to IBM’s Executive Compensation Department and the Plan Administrator, and their estimate of any unavailable information.  If additional or different information thereafter becomes available to IBM’s Executive Compensation Department or the Plan Administrator, SERP Benefits shall be adjusted appropriately as determined by the Plan Administrator.

If any overpayment of SERP Benefits is made, the Plan Administrator may recover such overpayment by any means it wishes, in its sole discretion, including requiring the repayment of any overpaid amount (with a forfeiture of all future payments being one of the possible remedies for failure to repay), or offsetting the amount of the overpayment against further amounts payable to or on account of the person who received the overpayment until the overpayment has been recovered in full.

ARTICLE 13 - Non-Alienation Of SERP Benefits

No SERP Benefit payable under the Plan shall be subject to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy or like encumbrance.  No SERP Benefit under the Plan shall in any manner be liable for or subject to the debts or liabilities of any person entitled to SERP Benefits under the Plan. Notwithstanding the preceding, the Plan Administrator may withhold any SERP Benefit and use it to satisfy any debt or other obligation that the Participant has to IBM.

ARTICLE 14 - Withholding Taxes

IBM and the Plan Administrator shall withhold such taxes and make such reports to governmental authorities as they reasonably believe to be required by law.

ARTICLE 15 - Distributions to Minors and Incompetents

If the Plan Administrator determines that any Participant or Beneficiary receiving or entitled to receive SERP Benefits under the Plan is incompetent to care for his or her affairs, and in the absence of the appointment of a legal guardian of the property of the incompetent, payments due under the Plan (unless prior claim thereto has been made by a duly qualified guardian, committee or other legal representative) may be made to the spouse, parent, brother or sister or other person, including a hospital or other institution, deemed by the Plan Administrator to have incurred or to be liable for expenses on behalf of such incompetent.

In the absence of the appointment of a legal guardian of the property of a minor, any minor’s share of SERP Benefits under the Plan may be paid to such adult or adults as in the opinion of the Plan Administrator have assumed the custody and principal support of such minor.

The Plan Administrator, however, in its sole discretion, may require that a legal guardian for the property of any such incompetent or minor be appointed before authorizing the payment of SERP Benefits in such situations.  SERP Benefit payments made under the Plan in accordance with determinations of the Plan Administrator pursuant to this ARTICLE 15 shall be a complete discharge of any obligation arising under the Plan with respect to such SERP Benefit payments.

ARTICLE 16 - No Right to Employment

Nothing herein contained shall be deemed to give any employee the right to be retained in the service of IBM or to interfere with the right of IBM to discharge any employee at any time without regard to the effect that such discharge may have upon the employee under the Plan.

ARTICLE 17 - Unfunded Plan

The Plan shall be unfunded.  IBM shall not be required to segregate any assets to provide SERP Benefits, nor shall the Plan be construed as providing for such segregation, nor shall IBM or the Committee be deemed to be a trustee of any assets of the Plan.  Any liability of IBM to any Participant or Beneficiary with respect to SERP Benefits shall be based solely upon any contractual obligations created by the Plan.  No such obligation of IBM shall be deemed to be secured by any pledge or other encumbrance or any property of IBM.  Neither IBM nor the Committee shall be required to give any security or bond for the performance of any obligation created by the Plan.

ARTICLE 18 - Miscellaneous

A.                                   Construction.  Unless the contrary is plainly required by the context, wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the female gender, and vice versa, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form, and vice versa.

B.                                     Severability.  If any provision of the Plan is held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

C.                                     Titles and Headings Not to Control.  The titles to ARTICLES and the headings of Sections in the Plan are placed herein for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

D.                                    Complete Statement of the Plan.  This document is a complete statement of the Plan.  The Plan may be amended, modified or terminated only in writing and then only as provided herein.

E.                                      Booklets and Brochures.  IBM may from time to time issue to Participants one or more booklets or brochures summarizing the Plan.  In the event of any conflict between the Plan document and the booklets and brochures, the Plan document shall control.

ARTICLE 19 - Situs of Plan; Governing Law

The situs of the Plan shall be the State of New York.  The Plan shall be governed by ERISA to the extent not exempted there from, and to the extent not preempted by ERISA, the laws of the State of New York.

APPENDIX A

TRANSITION RULES

A.                                   A Participant who:

(1)                                  Had attained his or her Normal Retirement Age or Early Retirement Age or was within five years of attaining his or her Normal Retirement Age or Early Retirement Age on June 30, 1999,

(2)                                  Was a Regular Employee throughout the period commencing on July 1, 1998 and ending on July 1, 1999,

(3)                                  Was an Executive on June 30, 1999, and

(4)                                  Had Pay of at least $160,000 on December 31, 1998,

shall receive a SERP Benefit equal to the greater of the SERP Benefit described in the Plan without regard to the appendices or the SERP benefit under the Prior Plan as described in APPENDIX B; provided, however, that effective July 1, 1999, Section F of ARTICLE 8 of the Plan shall apply instead of Section F of ARTICLE 8 of APPENDIX B.

B.                                     A Participant who is described in Section A(2), (3) and (4) of this APPENDIX A, but not Section A(1), shall receive a SERP Benefit equal to the greater of (1) the SERP Benefit described in the Plan without regard to the appendices, or (2) the SERP Benefit under the Prior Plan as described in APPENDIX B, but with such SERP Benefit calculated based on the Participant’s Pension Credit (as described in Section A of ARTICLE 8 of APPENDIX B) as of the earlier of termination of employment with IBM, or December 31, 2003, and on the Participant’s total annual single life annuity (as described in Section A(ii) of ARTICLE 8 of APPENDIX B) as of the Participant’s Annuity Commencement Date.

C.                                     A Participant who is described in Section A or B of this APPENDIX A, who terminates employment with IBM after June 30, 1999, and who is subsequently reemployed by IBM shall not be covered under Section A or B of this APPENDIX A unless such coverage is approved by the officers specified in Section B(2)(c) of ARTICLE 7.

D.                                    No person shall be entitled to a benefit provided under APPENDIX B, except as provided in Sections A, B, or C of this APPENDIX A.

APPENDIX B

IBM Supplemental Executive Retirement Plan (the “Prior Plan”)

IBM SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Effective January 1, 1995)

ARTICLE 1 - Purpose

International Business Machines Corporation (“IBM”), a New York corporation, has established the IBM Supplemental Executive Retirement Plan (the “SERP” or the “Plan”) with the intention of attracting and retaining executives whose skills and talents are important to IBM’s operations by providing a monthly retirement income that supplements benefits under the IBM Retirement Plan.

ARTICLE 2 - Definitions

a.                                       Company - IBM and its Domestic Subsidiaries, excluding foreign offices of the Company except as otherwise provided in these Articles.

b.                                      Subsidiary - a corporation, or other form of business organization, the majority interest of which is owned, directly or indirectly, by the Company.

c.                                       Domestic Subsidiary - a Subsidiary organized and existing under the laws of the United States or any state, territory or possession thereof, provided, however, that the Plan shall not be deemed to cover the employees of any Domestic Subsidiary unless so authorized by the chief human resources officer of IBM.

d.                                      Board of Directors - the Board of Directors of IBM.

e.                                       Executive Compensation and Management Resources Committee (also, the “Committee”) - the Executive Compensation and Management Resources Committee of the Board of Directors or such other persons or group as said Board may appoint to serve as the Committee.

f.                                         Foreign Service - Service with a Foreign Subsidiary (i.e., a Subsidiary other than a Domestic Subsidiary) or with a Foreign Branch (i.e., a branch of the Company or of a Domestic Subsidiary that operates principally outside the United States, its territories or possessions).

g.                                      IBM Retirement Plan - the retirement plan established by IBM pursuant to a resolution of its Board of Directors effective December l8, l945, as amended from time to time.

h.                                      Regular Employee (also, “Employee”) - an employee so defined by the IBM Retirement Plan.

i.                                          Executive - A Regular Employee so classified in the sole discretion of the Company’s chief human resources officer.

j.                                          Participant - an Executive who meets the requirements of ARTICLE 3, or a former Executive who is accruing or receiving Benefits pursuant to the provisions of the Plan.

k.                                       Beneficiary - a person who is designated by a Participant or by the terms of the Plan to receive a Benefit under the Plan in respect of a deceased Participant.  A Beneficiary shall not be considered a Participant by virtue of this definition.

l.                                          ERISA - the Employee Retirement Income Security Act of l974, as amended from time to time.

m.                                    Plan Administrator - a person or a committee appointed pursuant to ARTICLE 4 hereof which shall be responsible for reporting, record keeping and related administrative matters under the Plan.  If a committee is appointed to serve as the Plan Administrator, any one of the members of the committee may act individually on behalf of the committee to fulfill the committee’s duties.

n.                                      Continuous Service - Service as defined in the IBM Retirement Plan except as provided in ARTICLE 6 hereof; provided that a Participant shall not in any event be considered to have more than 35 years of Continuous Service hereunder.

o.                                      Compensation - Compensation as defined in the IBM Retirement Plan except that in no event shall 1989 or 1994 Long-Term Incentive Plan awards or payments or payments under any successor plan be included in Compensation.

p.                                      Plan Year - the calendar year.

q.                                      Normal Retirement Age - age 65.

r.                                         Normal Retirement Date - the date specified by ARTICLE 7A hereof.

s.                                       Early Retirement Date - the date on which a Participant retires from employment with the Company in accordance with the provisions of ARTICLE 7B hereof.

t.                                         Spouse - a person who, according to the laws of the state of a Participant’s domicile, is the Participant’s spouse on the earlier of (i) the date of the Participant’s death while employed by the Company or (ii) the Participant’s Annuity Commencement Date.

u.                                      Actuarial Equivalent - shall mean a form of payment that is equal in value to another form of payment, as determined by the Plan Administrator in accordance with the actuarial assumptions specified by the IBM Retirement Plan.

v.                                      Annuity Commencement Date - shall mean the date as of which SERP Benefits are scheduled to commence.

w.                                    SERP Benefit (also, “Benefit”) - a payment or series of payments made or due under the Plan.

x.                                        Pay - the average of the Participant’s annual Compensation over (i) the last five years of employment or (ii) the highest consecutive five calendar years of employment, whichever is greater.

y.                                      Breakpoint - $185,000, subject to such adjustments as may be made from time to time by IBM’s chief human resources officer in his or her sole discretion.

z.                                        Earnings Threshold - $150,000, subject to such adjustments as may be made from time to time by IBM’s chief human resources officer in his or her sole discretion.

ARTICLE 3 - Coverage and Effect

This document states the terms of the Plan as established by Resolution of the Board of Directors on October 24, 1994 and first effective on January 1, 1995.  Participation is limited to Executive Level Regular Employees in the United States whose Pay equals or exceeds the Earnings Threshold.

ARTICLE 4 - Management and Administration

The Plan may be amended from time to time for any purpose permitted by law or terminated at any time by written resolution of the Board or the Committee, but only if the Committee’s action is not materially inconsistent with a prior action of the Board.  The authority to amend or terminate the Plan shall include the authority to amend the procedure for amending or terminating the Plan and the authority to amend or terminate any related instrument or agreement.

The following persons and groups of persons shall severally have the authority to control and manage the operation and administration of the Plan as herein delineated:  (a) the Board of Directors, (b) the Executive Compensation and Management Resources Committee, (c) IBM’s chief human resources officer, and (d) the Plan Administrator and each person on any committee serving as the Plan Administrator.  Each person or group of persons shall be responsible for discharging only the duties assigned to it by the terms of the Plan.

The Board of Directors shall be responsible only for designating those persons who will serve on the Committee and for approving any resolution to terminate the Plan.

The Committee may, pursuant to a duly adopted resolution, delegate to IBM’s chief financial officer, chief human resources officer, or Treasurer, the Plan Administrator and/or any other officer or employee of IBM, authority to carry out any decision, directive or resolution of the Committee.

The Committee shall appoint one or more executives employed by IBM to serve as Plan Administrator or as a committee to fulfill the function of Plan Administrator.  The Plan Administrator shall have the full power and authority, in its sole discretion: (a) to promulgate and enforce such rules and regulations as it shall deem necessary or appropriate for the administration of the Plan; (b) to adopt any amendments to the Plan that are required by law; (c) to interpret the Plan consistent with the terms and intent thereof; and (d) to resolve any possible ambiguities, inconsistencies and omissions in the Plan.  All such actions shall be in accordance with the terms and intent of the Plan and the Plan Administrator shall on a regular basis report such actions to the Committee.  Additionally, IBM’s chief human resources officer shall appoint and designate such other IBM employees as may be needed to provide adequate staff services to the Committee and the Plan Administrator.

The Committee and/or the Plan Administrator may engage the services of accountants, attorneys, actuaries, consultants and such other professional personnel as they deem necessary or advisable to assist them in fulfilling their responsibilities under the Plan.  The Committee, the Plan Administrator, and their delegates and assistants shall be entitled to act on the basis of all tables, valuations, certificates, opinions and reports furnished by such professional personnel.

ARTICLE 5 - Claims Procedure

IBM’s Executive Compensation Department is responsible for advising Participants and Beneficiaries of their Benefits under the Plan.  If a Participant or Beneficiary believes he or she is entitled to Benefits and has not received them, the Participant or Beneficiary must submit a written claim to the Director of Executive Compensation, IBM Corporation, Old Orchard Road, Armonk, New York l0504.  The Plan Administrator shall furnish to the Participant or Beneficiary a written decision setting forth the Plan Administrator’s decision.  If the Plan Administrator denies a claim for Benefits in whole or in part, the claimant may appeal the denial of the claim in writing within 60 days of receiving the Plan Administrator’s written decision.

ARTICLE 6 - Service Credit

A.                                   Foreign Service

All Foreign Service by a Regular Employee who is otherwise eligible for Benefits under the Plan will be deemed for all Plan purposes, in all respects as Continuous Service with the Company, except that there shall be deducted from the combined amount payable under the Plan and the IBM Retirement Plan, any amount paid or payable to the Participant or Beneficiary arising out of Foreign Service to the extent that credit is given for such Foreign Service under this ARTICLE 6A and pursuant to any pension, retirement, severance indemnity, provident fund or other similar plan—whether in the form of installments or lump sum and whether private or sponsored by a foreign government—to the extent not provided by direct contributions made by the Participant,

(l)                                     provided that a Participant with such Foreign Service immediately preceded by Continuous Service with the Company must, before credit for such Foreign Service is given, resume employment as a Regular Employee of the Company; and

(2)                                  further provided that a Participant with such Foreign Service not immediately preceded by Continuous Service with the Company must, before credit for such Foreign Service is given, complete one year of Continuous Service as a Regular Employee of the Company subsequent to such Foreign Service.

B.                                     Service Credit for Leaves of Absence

A Participant who commences a leave of absence granted under IBM’s human resources practices then in effect, and who resumes the status of an Executive Level Regular Employee upon completion of the leave, shall be deemed, for all Plan purposes, as having been an actively employed Participant throughout the leave and to have received Compensation during the leave at the rate in effect immediately before the leave began.  If the Participant does not so resume his or her status as an Executive Level Regular Employee for at least 30 days for any reason other than disability or death, the Participant shall be treated as having severed from service with the Company on the date immediately preceding the date the leave began (i.e., the last day worked), and neither the Participant nor the Participant’s Beneficiary shall be eligible for a SERP Benefit.

C.                                     Other Service Credit

IBM’s chief executive officer, or other senior officer designated by the Committee, in his or her sole discretion, may grant Continuous Service credit to an Executive in excess of actual Continuous Service subject to such limitations and conditions as the officer considers appropriate, if the officer deems this to be in the best interests of the Company.

ARTICLE 7 - Retirement Date and Commencement of Benefits

A.                                   Normal Retirement Date

A Participant’s Normal Retirement Date is the last working day of the month in which his or her 65th birthday occurs; provided that the Participant has completed one year of Continuous Service, and further provided that, if a Participant was born on the first day of the month, the Normal Retirement Date shall be the last day of the month immediately preceding the 65th anniversary of birth.

B.                                     Early Retirement Date

A Participant described in any of the following paragraphs may retire from employment on an Early Retirement Date specified in the applicable paragraph below:

1.                                       A Participant with 30 years or more of Continuous Service may retire on an Early Retirement Date at the end of any month,

2.                                       A Participant with 15 or more years of Continuous Service may retire on an Early Retirement Date at the end of any month at or after reaching age 55,

3.                                       A Participant with five or more years of Continuous Service who is eligible to receive Social Security benefits at age 62 may retire on an Early Retirement Date at the end of any month at or after reaching age 62;

provided that in order to retire on an Early Retirement Date a Participant must give the Company at least six months prior written notice, in a form approved by the Plan Administrator, of his or her intention to retire early and to have SERP Benefits commence, unless the Plan Administrator waives such notice requirement.

C.  Commencement of SERP Benefits

In addition to all other conditions, in no event shall payment of SERP Benefits commence unless and until the Participant applies for such Benefits before his or her Annuity Commencement Date.  In no event shall any SERP Benefit be paid under this Plan unless the Participant (1) meets the Plan’s eligibility conditions on the date of his or her retirement, disability, or death, (2) retires (or dies while eligible to retire) under the terms of the IBM Retirement Plan, (3) holds an Executive Level position (as determined by IBM’s chief human resources officer in his or her sole discretion) on the date of his or her retirement or death, and (4) complies with the requirements imposed by ARTICLE 11 hereof.

ARTICLE 8 - SERP Benefits

A.                                   Normal Retirement Benefit

The Participant’s SERP Benefit, when expressed as a single life annuity commencing as of the first day of the month next following the Participant’s Normal Retirement Date, shall be equal to one-twelfth of the Phase-In Percentage (defined below) multiplied by the excess of (i) the Pension Credit (defined below) over (ii) the total annual single life annuity benefit at Normal Retirement Age, including the single life annuity benefit attributable to the Personal Retirement Provision whether such is paid in annuity form or not, payable monthly to the Participant under the IBM Retirement Plan or under any pension arrangement between the Company and a Participant which is payable monthly for life after termination of employment.

The Phase-In Percentage shall be determined on the date the Participant retires, and shall not be increased thereafter.  If the Participant retires on January 31, 1995, the Phase-In Percentage shall be 27%.  If the Participant retires after January 31, 1995, the Phase-In Percentage shall be 27% plus 2% for each succeeding month (3% for the month of December) up to and including the month of the Participant’s retirement, until the Phase-In Percentage reaches 100% for a Participant retiring on or after December 31, 1997.  The Phase-In Percentage shall in no event exceed 100%.

The Pension Credit shall be a single life annuity equal to the sum of:

(1) 1.7% of Pay up to the Breakpoint, plus 2.55% of Pay in excess of the Break Point (if any), multiplied by the Participant’s years of Continuous Service up to a maximum of 20 years,

(2) 1.3% of Pay multiplied by the Participant’s years of Continuous Service between 20 and 30 years (if any), plus

(3) .75% of Pay multiplied by the Participant’s Continuous Service between 30 and 35 years (if any).

B.                                     Early SERP Benefit

If the Participant elects to retire on an Early Retirement Date with an Annuity Commencement Date on or after his or her 60th birthday, the Participant’s SERP Benefit when paid in the form of a single life annuity, shall be equal to the SERP Benefit calculated in accordance with Section A of this ARTICLE 8 based on the Participant’s years of Continuous Service and Pay on the Participant’s Early Retirement Date.

If the Participant elects to retire on an Early Retirement Date with an Annuity Commencement Date before his or her 60th birthday, the Participant’s SERP Benefit, when paid in the form of a single life annuity, shall be be the amount determined in accordance with the following table:

Participant’s Age at Annuity Commencement Date begins	SERP Benefit under ARTICLE 8A hereof, reduced by the following

59	3%
58	7%
57	11%
56	15%
55	20%
below 55	20% plus 5% per year for each year before the Participant’s 55th birthday

For each month of age falling between the ages or years shown above, one-twelfth of the difference between the respective factors should be added.

The reductions described in this Section 8B shall be applied to the Pension Credit calculation under ARTICLE 8A prior to the subtraction of any benefit payable under the IBM Retirement Plan.  The Phase-In Percentage shall be applied to the net SERP Benefit.

C.                                     Form and Method of Payment

The normal form of payment of the SERP Benefit for a Participant who is unmarried on his or her Annuity Commencement Date is a single life annuity for the Participant’s life.

The normal form of payment of the SERP Benefit for a Participant who is married on his or her Annuity Commencement Date is a joint and survivor annuity providing an annuity to the Participant for life, in a monthly amount that is less than that payable under a single life annuity, and a survivor annuity for the life of the Participant’s Spouse in a monthly amount equal to 50 percent of the monthly amount payable to the married Participant during his or her lifetime.  This form of payment, which constitutes a 50% joint and survivor annuity, shall be the Actuarial Equivalent of the single life annuity otherwise payable to the Participant, based on the age of the Participant and the age of the Participant’s Spouse as of the Annuity Commencement Date.

A Participant also may elect to be paid under any alternative form of payment available under the IBM Retirement Plan except for the Early Retirement Level Income Option.  Any such election must be made in the manner and form prescribed by IBM’s Executive Compensation Department which may, in certain instances, require the consent of the Participant’s Spouse to the alternative form of payment.  Each alternative form of payment shall be the Actuarial Equivalent of the single life annuity payable to the Participant in accordance with this ARTICLE 8.

Payment of the SERP Benefit shall be made monthly as of the first day of the month beginning with the month following the month in which the Participant retires from employment with the Company.

D.                                    Effective Date of Election

Any election under this ARTICLE 8 shall be effective on the later of the Participant’s Annuity Commencement Date or 30 days after IBM’s Executive Compensation Department receives the election.  The death of a survivor annuitant before the Participant’s Annuity Commencement Date automatically revokes any such election.  The death of a survivor annuitant on or after the Participant’s Annuity Commencement Date does not revoke the Participant’s election.

E.                                      Revocation of Election

A Participant may revoke an election he or she has made under this ARTICLE 8 at any time before the Participant’s Annuity Commencement Date.  In order to be effective, any such revocation must be received by IBM’s Executive Compensation Department before the Annuity Commencement Date and must be made in the manner and form prescribed by IBM’s Executive Compensation Department.  A timely revocation of an election shall only become effective upon  receipt by IBM’s Executive Compensation Department.

If a Participant revokes an election of an alternative form of payment, the Participant’s form of payment shall automatically revert to the normal form of payment prescribed by this ARTICLE 8.  After revoking an election, the Participant may elect an alternative form of payment in accordance with this ARTICLE 8; however, in order to become effective, the Participant’s election of an alternative form of payment (other than the normal form of payment) must be received by IBM’s Executive Compensation Department before the Participant’s Annuity Commencement Date.  A timely election shall become effective as of the later of the Participant’s Annuity Commencement Date or 30 days after IBM’s Executive Compensation Department receives the election.

F.                                      SERP Benefits for Disabled Participants

A Participant who (i) becomes totally and permanently disabled (as determined in accordance with the terms of the IBM Long Term Disability Plan) after becoming eligible to retire hereunder and while at Executive Level, (ii) remains so disabled until Normal Retirement Age, and (iii) receives benefits under the IBM Long Term Disability Plan, shall be eligible to receive a SERP Benefit upon reaching Normal Retirement Age, notwithstanding his or her ineligibility for that Benefit under other provisions of the Plan.

The Annuity Commencement Date for such disabled Participant shall be his or her Normal Retirement Date. The disabled Participant’s SERP benefit shall be based on the Participant’s Pay and Continuous Service on the date the Participant’s IBM Sickness and Accident Income Plan benefits cease.

ARTICLE 9 - Preretirement Spousal Annuity

A preretirement spousal annuity shall be payable to the Spouse of a Participant who dies before his or her Annuity Commencement Date, but who, on the date of death, is both married and eligible to retire immediately hereunder.  The preretirement spousal annuity shall be the survivor annuity that the Participant’s Spouse would have received under the Plan had the Participant retired on his or her date of death with a 50 percent joint and survivor annuity in effect in accordance with the provisions of ARTICLE 8 hereof.  In no event shall the preretirement spousal annuity be payable to anyone other than the Participant’s Spouse on the date of the Participant’s death.

ARTICLE 10 - Suspension of Benefits for Reemployed Retired Participants

If a retired Participant is reemployed by the Company, any SERP Benefits otherwise payable to the Participant shall be suspended during the period of reemployment.  If the reemployed Participant subsequently completes one year of Continuous Service and retires from the Company, the Participant shall be eligible for SERP Benefits under the terms of the Plan in effect on the date the Participant’s employment with the Company ceases, based on the Participant’s Pay and Continuous Service as of that date, but reduced by the Actuarial Equivalent of any Benefits paid before the Participant’s reemployment.  If the reemployed Participant again retires without having completed one year of Continuous Service during his or her period of reemployment, the SERP Benefits being paid to the Participant immediately before his or her reemployment shall resume, without adjustment, immediately following his or her retirement.

ARTICLE 11 - Forfeiture

A.                                   Competitive or Prejudicial Conduct

A Participant shall not render services for any organization or engage directly or indirectly in any business which, in the judgment of the chief executive officer of the Company or other senior officer designated by the Committee, is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company.  For a Participant whose employment has terminated, the judgment of the chief executive officer shall be based on the Participant’s position and responsibilities while employed by the Company, the Participant’s post-employment responsibilities and position with the other organization or business, the extent of past, current and potential completion or conflict between the Company and the other organization or business, the effect on the Company’s customers, suppliers and competitors of the Participant assuming the post-employment position, the guidelines established in the then current edition of IBM’s booklet, Business Conduct Guidelines, and such other considerations as are deemed relevant given the applicable facts and circumstances.  A Participant who has retired shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter, and such investment does not represent a substantial investment to the Participant or a greater than 10 percent equity interest in the organization or business.

B.                                     Disclosure of Confidential Information

A Participant shall not, without prior written authorization from the Company, disclose to anyone outside the Company, or use in other than the Company’s business, any confidential information or material, as defined in the Company’s Agreement Regarding Confidential Information and Intellectual Property, related to the business of the Company, acquired by the Participant either during or after employment with the Company.

C.                                     Disclosure and Assignment of Rights

A Participant, pursuant to the Company’s Agreement Regarding Confidential Information and Intellectual  Property shall disclose promptly and assign to the Company  all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant  during employment by the Company, relating in any manner to the actual or  anticipated business, research, or development work of the Company and shall do anything reasonably necessary to enable the Company to secure a patent where appropriate in  the United States and in other countries.

D.                                    Forfeiture and Rescission

Upon retirement, and from time to time thereafter upon request by the Committee, the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of the Plan. Failure to comply with the provisions of Section A, B, or C of this ARTICLE prior to retirement or receipt of any Benefit payment hereunder shall cause the forfeiture of all SERP Benefits even if the failure to comply is not discovered until Benefits have commenced.  Failure to comply with the provisions of Section A, B, and C of this ARTICLE after SERP Benefits have commenced hereunder shall cause any such payments to be rescinded from the point in time when the conduct which led to the failure to comply occurred.  The Plan Administrator shall notify the Participant in writing of any such rescission, and within ten days after receiving a notice of rescission from the Company, the Participant shall pay to the Company in cash the amount of any payment that has been rescinded in accordance with this ARTICLE.

ARTICLE 12 - Information for Benefits Calculations

A.                                   Incomplete or Incorrect Information

Any delay in receiving from a Participant or Beneficiary information requested by the Company’s Executive Compensation Department, including but not limited to information regarding a Participant’s Spouse or other factors necessary for the calculation of Benefits under the Plan, shall result in the Benefits payable being based initially on the information then available to IBM’s Executive Compensation Department and the Plan Administrator, and their estimate of any unavailable information.  If additional or different information thereafter becomes available to IBM’s Executive Compensation Department or the Plan Administrator, Benefits shall be adjusted appropriately as determined by the Plan Administrator.

B.                                     Overpayments

If any overpayment of Benefits is made under the Plan, the amount of the overpayment may be set off against further amounts payable to or on account of the person who received the overpayment until the overpayment has been recovered in full.  The foregoing remedy is not intended to be exclusive.

ARTICLE 13 - Alienation of Benefits

No Benefit payable under the Plan shall be subject to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy or like encumbrance.  No Benefit under the Plan shall in any manner be liable for or subject to the debts or liabilities of any person entitled to Benefits under the Plan.

ARTICLE 14 - Withholding Taxes

The Company and the Plan Administrator shall withhold such taxes and make such reports to governmental authorities as they reasonably believe to be required by law.

ARTICLE 15 - Distributions to Minors and Incompetents

If the Plan Administrator determines that any Participant or Beneficiary receiving or entitled to receive Benefits under the Plan is incompetent to care for his or her affairs, and in the absence of the appointment of a legal guardian of the property of the incompetent, payments due under the Plan (unless prior claim thereto has been made by a duly qualified guardian, committee or other legal representative) may be made to the spouse, parent, brother or sister or other person, including a hospital or other institution, deemed by the Plan Administrator to have incurred or to be liable for expenses on behalf of such incompetent.

In the absence of the appointment of a legal guardian of the property of a minor, any minor’s share of Benefits under the Plan may be paid to such adult or adults as in the opinion of the Plan Administrator have assumed the custody and principal support of such minor.

The Plan Administrator, however, in its sole discretion, may require that a legal guardian for the property of any such incompetent or minor be appointed before authorizing the payment of Benefits in such situations.  Benefit payments made under the Plan in accordance with determinations of the Plan Administrator pursuant to this ARTICLE 15 shall be a complete discharge of any obligation arising under the Plan with respect to such Benefit payments.

ARTICLE 16 - No Right to Employment

Nothing herein contained shall be deemed to give any employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge any employee at any time without regard to the effect that such discharge may have upon the employee under the Plan.

ARTICLE 17 - Unfunded Plan

The Plan shall be unfunded.  The Company shall not be required to segregate any assets to provide Benefits, nor shall the Plan be construed as providing for such segregation, nor shall the Company or the Committee be deemed to be a trustee of any assets of the Plan.  Any liability of the Company to any Participant or Beneficiary with respect to SERP Benefits shall be based solely upon any contractual obligations created by the Plan.  No such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance or any property of the Company.  Neither the Company nor the Committee shall be required to give any security or bond for the performance of any obligation created by the Plan.

ARTICLE 18 - Miscellaneous

A.                                   Construction

Unless the contrary is plainly required by the context, wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the female gender, and vice versa, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form, and vice versa.

B.                                     Severability

If any provision of the Plan is held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

C.                                     Titles and Headings Not to Control

The titles to ARTICLES and the headings of Sections in the Plan are placed herein for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

D.                                    Complete Statement of Plan

This document is a complete statement of the Plan.  The Plan may be amended, modified or terminated only in writing and then only as provided herein.

E.                                      Booklets and Brochures

The Company shall from time to time issue to Participants one or more booklets or brochures summarizing the Plan.  In the event of any conflict between the Plan document and the booklets and brochures, the Plan document shall control.

ARTICLE 19 - Situs of Plan; Governing Law

The situs of the Plan shall be the State of New York.  The Plan shall be governed by ERISA, and to the extent not preempted by ERISA, the law of the State of New York.

APPENDIX C

Heritage PwCC Partner Plan

ARTICLE C1 - Purpose

This APPENDIX C, which is effective October 1, 2002, describes the SERP Benefit for a Regular Employee who is an Executive, as the term Executive is defined in ARTICLE C2.

ARTICLE C2 - Definitions

For purposes of this APPENDIX C, capitalized terms shall have the same meaning as they do in ARTICLE 2, except the following terms shall have the following meanings:

a.                                  Benefit Service - an Executive’s Continuous Service that occurs on or after October 1, 2002, while a Regular Employee or a Leave of Absence Employee, and while accruing benefits under the IBM Personal Pension Plan, rounded to the next completed month, except that Benefit Service shall not exceed 20 years minus the number of years of Partner Service, and shall not include periods of Continuous Service that occur prior to the latest date of hire or rehire with IBM.

b.                                 Continuous Service – shall have the same meaning as it does in ARTICLE 2, except that Continuous Service shall include Partner Service.

c.                                  Eligibility Service - shall have the same meaning as it does in ARTICLE 2, except that Eligibility Service shall include Partner Service.

d.                                 Executive – an individual who is listed in Exhibit I, which exhibit is maintained in the office of the Director of Executive Compensation of IBM. Exhibit I contains a list of individuals who were partners with PwC immediately prior to October 1, 2002, and who became employed by IBM as of October 1, 2002.

e.                                  Offset Amount - the annual single life annuity described in Section A of ARTICLE C5.

f.                                    Pay – shall have the same meaning as it does in ARTICLE 2, except that Compensation and Continuous Service earned before October 1, 2002 shall not be considered.

g.                                 Partner Service – an Executive’s service while a partner with PwC prior to October 1, 2002, as determined based on the methodology for calculating Benefit Service under the IBM Personal Pension Plan and based on the date the Executive became a partner at PwC, as provided to IBM by PwC.

h.                                 PwC – PricewaterhouseCoopers.

i.                                     Target Percentage – a percentage that is determined based on age (to a maximum of 50 years) plus Partner Service (to a maximum of 20 years), as shown below:

If age on September 30, 2002 plus Partner Service is	Target Percentage is
60 or more	100%
56 but less than 60	90
52 but less than 56	80
48 but less than 52	70
44 but less than 48	60
40 but less than 44	50
Less than 40	0

ARTICLE C3 - Coverage and Effect

This Appendix C describes the SERP Benefit for a Regular Employee who is an Executive, as the term Executive is defined in ARTICLE C2.  The provisions of ARTICLES 2 through 19 shall apply in determining the SERP Benefit, except as otherwise provided in ARTICLES C2, C4, C5 and C6.

ARTICLE C4 - Eligibility for SERP Benefits

Notwithstanding ARTICLE 7, a Participant shall be eligible for a SERP Benefit only if the Participant is an Executive on his or her date of termination with IBM, a forfeiture under ARTICLE 11 does not occur, and the Participant’s employment with IBM terminates for any reason other than cause (i) on a date after the Participant has completed five years of Eligibility Service and has attained age 50, or (ii) solely with respect to the amount shown in Exhibit II, which exhibit is maintained in the office of the Director of Executive Compensation of IBM, on a date when such amount is greater than $0.

ARTICLE C5 - SERP Benefits

A.                                   Formula.

Notwithstanding Section A of ARTICLE 8, a Participant’s annual SERP Benefit, when expressed as a single life annuity commencing as of the first day of the month next following the Participant’s termination of employment, shall equal 1.5% times Pay times the number of years of Benefit Service (but not to exceed 20 years minus the number of years of Partner Service) times the Participant’s Target Percentage.

There shall be offset from the amount described in the preceding paragraph, an Offset Amount.  The Offset Amount shall equal the sum of (1) and (2):

(1)          The annual single life annuity the Participant is entitled to receive under the IBM Personal Pension Plan beginning on the Annuity Commencement Date.  For this purpose, the single life annuity will be calculated based on what the Participant’s benefit under the IBM Personal Pension Plan would have been if the Participant had not received any distributions from the IBM Personal Pension Plan before the Annuity Commencement Date; plus

(2)          The annual single life annuity that would be described in Section A(1) of this ARTICLE C5 if the Pay Credit Percentage described in Section 11.3(d) of the IBM Personal Pension Plan was 3% instead of 5%.

A Participant who is listed in Exhibit II shall receive an additional annual single life annuity equal to the amount described in Exhibit II, which amount is dependent on the Participant’s Annuity Commencement Date, times the Participant’s Target Percentage.  If the Participant’s Annuity Commencement Date is after December 31, 2007, the amount described in Exhibit II shall be multiplied by a fraction, the numerator of which is the Participant’s Benefit Service (disregarding the 20 year cap) as of December 31, 2007, and the denominator of which is the sum of the numerator and the amount of Continuous Service the Participant earns after December 31, 2007 and before the Participant’s Annuity Commencement Date.  For Annuity Commencement Dates not listed in Exhibit II, linear interpolation shall be used.

B.                                     Reduction for SERP Benefits Payable Prior to Age 55.

Notwithstanding Section B of ARTICLE 8, if the Participant’s Annuity Commencement Date is on or after his or her 55th birthday, the Participant’s SERP Benefit when paid in the form of a single life annuity, shall be equal to the SERP Benefit calculated in accordance with Section A of this ARTICLE C5.

If the Participant’s Annuity Commencement Date is before his or her 55th birthday, the Participant’s SERP Benefit, as calculated in the form of a single life annuity and before offsetting the Offset Amount described in Section A of this ARTICLE C5 and before adding the additional amount described in Exhibit II, shall be reduced by 2/3 of 1% for each month that the Annuity Commencement Date precedes age 55.

ARTICLE C6 - Preretirement Survivor Annuity

Notwithstanding ARTICLE 9, a preretirement survivor annuity shall be payable only to the Spouse or Domestic Partner of a Participant who dies before his or her Annuity Commencement Date, but who, on the date of death, has a Spouse or Domestic Partner and who, on the date of death, has (i) completed five years of Eligibility Service and has attained age 50, or (ii) solely with respect to the amount shown in Exhibit II, has an amount that is greater than $0. The preretirement survivor annuity shall be the survivor annuity that the Participant’s Spouse or Domestic Partner would have received under the Plan had the Participant terminated employment on his or her date of death with a 50% joint and survivor annuity in effect in accordance with the provisions of ARTICLE 8.  The Spouse or Domestic Partner shall begin receiving the preretirement survivor annuity as of the first day of the month next following the Participant’s date of death.